Exhibit 99.2

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

November 23, 2009

Syneron Medical Ltd.
Industrial Zone, Tavor Building
P.O.B. 550 Yokneam Illit,
20692 Israel

Candela Corporation
530 Boston Post Road
Wayland, Massachusetts 01778

Re:	Amendment No. 1 to Registration Statement on Form F-4 of Syneron Medical Ltd. (File No. 333-162698)

Ladies and Gentlemen:

        Reference is made to our opinion letter (“opinion”), dated September 8, 2009.

        Our opinion was provided for the information and assistance of the Board of Directors of Candela Corporation (the “Company”) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company and Syneron Medical Ltd. have determined to include our opinion in the above-referenced Registration Statement and the proxy statement of the Company related thereto (the “Registration Statement”).

        In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form F-4 under the captions “Summary – Opinion of Candela’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – Candela’s Reasons for the Merger; Recommendation of the Candela Board of Directors”, “The Merger – Opinion of Candela’s Financial Advisor”, “The Merger – Litigation Related to the Merger” and “Incorporation of Certain Documents by Reference” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex C to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

        In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.
/S/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.